                                                Filed Pursuant to Rule 424(b)(2)
                                                Reg. No. 333-44851

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus supplement is not complete and may be + +changed. This prospectus supplement and the prospectus are not an offer to +
+sell these securities, and we are not soliciting offers to buy these          +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             Subject to Completion
              Preliminary Prospectus Supplement dated May 13, 1999

PROSPECTUS SUPPLEMENT

(To Prospectus dated February 9, 1998)
                                  $200,000,000

                                DEAN FOODS COMPANY

                             % Senior Notes Due 2009

                                  -----------

    The notes bear interest at the rate of   % per year. Interest on the notes
is payable on May 15 and November 15 of each year, beginning November 15, 1999. The notes will mature on May 15, 2009. The notes are redeemable before maturity and will not have the benefit of any sinking fund.

    The notes are unsecured and rank equally with all of our other unsecured senior indebtedness. The notes will be issued in book-entry form only represented by global securities registered in the name of a nominee of The Depository Trust Company. Except as described in this prospectus supplement, notes in definitive form will not be issued.

                                  -----------

                                                             Per Note Total
                                                             -------- -----
     Public offering price(1)...............................     %       $
     Underwriting discount..................................     %       $
     Proceeds, before expenses, to Dean Foods...............     %       $

    (1) Plus accrued interest from May   , 1999, if settlement occurs after
      that date

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined that this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The notes will be ready for delivery in book-entry form only through The
Depository Trust Company, on or about May   , 1999.

                                  -----------

Merrill Lynch & Co.
           NationsBanc Montgomery Securities LLC
                       Chase Securities Inc.
                                                            Goldman, Sachs & Co.

                                  -----------

            The date of this prospectus supplement is May   , 1999.

                               TABLE OF CONTENTS

Prospectus Supplement

                                                                            Page
                                                                            ----
Dean Foods Company.........................................................  S-3
Recent Developments........................................................  S-3
Use of Proceeds............................................................  S-4
Capitalization.............................................................  S-5
Description of Notes.......................................................  S-6
Underwriting............................................................... S-10
Legal Matters.............................................................. S-11

Prospectus

                                                                            Page
                                                                            ----
Available Information......................................................   2
Documents Incorporated by Reference........................................   2
The Company................................................................   4
Use of Proceeds............................................................   4
Ratio of Earnings to Fixed Charges.........................................   4
Description of Debt Securities.............................................   4
Description of Capital Stock...............................................  15
Plan of Distribution.......................................................  19
Legal Matters..............................................................  20
Experts....................................................................  20

                               ----------------

                           FORWARD-LOOKING STATEMENTS

      This prospectus supplement, the prospectus and the reports incorporated by reference into this prospectus supplement and the prospectus that we have filed with the SEC contain forward-looking statements. You should be aware that forward-looking statements are subject to risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. These risks, trends and uncertainties, which in some instances are beyond our control, include: risks associated with our acquisition strategy, adverse weather conditions resulting in poor harvest conditions, raw milk costs, interest rate fluctuations, competitive pricing pressures, marketing and cost-management programs, changes in government programs and shifts in market demand.

      The words "expects," "intends," "believes," "forecasts," or other words of similar meaning, generally identify forward-looking statements. You are cautioned not to place undue reliance on any forward-looking statements.

                               ----------------

      You should rely only on the information contained or incorporated by reference in this prospectus supplement and the prospectus. We have not, and the underwriters have not, authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, as well as information we previously filed with the SEC and incorporated by reference, is accurate as of the date on the cover of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.

                               DEAN FOODS COMPANY

      We are a leading U.S. dairy processor and distributor, producing a full line of branded and private label products, including fluid milk, cultured products, ice cream and extended shelf life products which are sold under the Dean's and other regional brand names. Dean's dips and Marie's refrigerated salad dressings are the leading brand names in their respective categories. We are the leaders in private label pickles and non-dairy coffee creamers.

      Our business segments are:

    .Dairy (fluid milk and cultured products, ice cream and extended shelf life products)

    .Pickles (pickles, relishes and specialty items)

    .Specialty (powdered products and sauces, refrigerated salad dressings, puddings and dips)

      A significant portion of our products are sold under private labels. We also operate a trucking business hauling less-than-truckload freight, concentrating primarily on refrigerated and frozen products. We conduct substantially all of our business through our subsidiaries.

                              RECENT DEVELOPMENTS

      On September 23, 1998, we sold our vegetable business to Agrilink Foods, Inc. for $365.0 million in cash, a $30.0 million Agrilink subordinated note, and Agrilink's aseptic foods business which was valued at $80.0 million. We used the net cash proceeds from the sale to repay debt outstanding under our revolving credit facility. We recorded an after-tax gain on the sale of the business of $83.8 million. This gain is subject to final valuations.

      Acquisitions have been an important factor in our growth strategy. We generally focus on food companies which have a well-established reputation for quality products and services, offer complementary products and services, or provide additional production and distribution facilities.

      During the first nine months of fiscal year 1999, we acquired several businesses, including:

    .Hillside Dairy, Cleveland Heights, Ohio

    .Barber Dairies, Birmingham, Alabama

    .U.C. Milk Company, Madisonville, Kentucky

    .Berkeley Farms, Hayward, California

      On March 8, 1999, we purchased Custom Food Processors International, Inc. Custom Foods is located in New Hampton, Iowa and is a dry ingredient processor which distributes its products throughout the United States and internationally.

      On May 3,1999, we purchased Alta-Dena Certified Dairy. Alta-Dena is located in the City of Industry, California and processes fluid milk, ice cream and other dairy products which are distributed throughout Southern California.

      We have recently made several management changes as part of our overall succession planning. Eric A. Blanchard was named President of our Dairy segment on January 11, 1999. Mr. Blanchard has been with Dean Foods for 12 years and most recently served as Vice President, Secretary, and General Counsel. Thomas
A. Ravencroft, formerly President of our Dairy segment, concurrently assumed responsibility for business development and planning. Mr. Ravencroft has been with Dean Foods for 44 years.

      Robert E. Baker, Vice President, Strategic Planning, resigned from Dean Foods effective April 9, 1999, to pursue other opportunities.

                                USE OF PROCEEDS

      We intend to use the net proceeds from the sale of the notes for general corporate purposes, including repayment of outstanding commercial paper. At May 12, 1999, we had outstanding approximately $336.5 million of commercial paper, the proceeds of which were used for general corporate purposes, including the repayment of our short-term notes and revolving credit facility borrowings. The commercial paper notes bear interest at rates ranging from 4.75% to 4.90%.

                                 CAPITALIZATION

      The following table sets forth Dean Foods' consolidated capitalization at February 28, 1999, and as adjusted to give effect to the application of the estimated net proceeds ($198.7 million) from the sale of the notes offered hereby.

                                                      February 28, 1999
                                                    ---------------------
                                                                   As
                                                      Actual    Adjusted
                                                    ---------- ----------
                                                       (In Thousands)
Short-term debt:
  Notes payable to banks........................... $   28,200 $      -- (a)
  Current portion of long-term debt................      8,966      2,466(a)
                                                    ---------- ----------
    Total short-term debt..........................     37,166      2,466
                                                    ---------- ----------
Long-term debt:
  Revolving credit facility........................    160,000        -- (a)
  Commercial paper.................................        --      35,000(a)(b)
  9.64% Senior Notes due May 2005..................     39,000        -- (a)
  Other long-term obligations, excluding current
   portion.........................................    298,589    298,589
  Senior Notes offered hereby......................        --     198,700(a)
                                                    ---------- ----------
    Total long-term debt...........................    497,589    532,289
                                                    ---------- ----------
Shareholders' equity:
  Common stock, ($1 par value, 100,000,000 shares
   authorized, 42,272,528 shares issued)...........     42,273     42,273
  Capital in excess of par value...................     59,167     59,167
  Retained earnings................................    717,540    717,540
  Cumulative translation adjustment................         36         36
  Less-treasury stock, at cost.....................     95,830     95,830(c)
                                                    ---------- ----------
    Total shareholders' equity.....................    723,186    723,186
                                                    ---------- ----------
  Total capitalization............................. $1,257,941 $1,257,941
                                                    ========== ==========

--------

(a) We commenced a commercial paper program on March 18, 1999. Commercial paper proceeds were initially used to repay $188. 2 million of notes payable to our banks under our revolving credit facility and bank bi-lateral lines of credit and $45.5 million of 9.64% Senior Notes which included the current portion of these notes that existed at February 28, 1999. The net proceeds of this offering will be used to repay approximately $198.7 million of outstanding commercial paper.

(b) The commercial paper is classified as long-term debt since we have the ability under the revolving credit facility, and the intent, to maintain these obligations for more than one year.

(c) We have repurchased 616,000 shares of our common stock at a cost of $22.2 million since February 28, 1999, which is not reflected in the table.

                              DESCRIPTION OF NOTES

      The notes will be issued under the senior indenture dated as of January 15, 1998, between Dean Foods and The Bank of New York, as trustee. A copy of the senior indenture has been filed as an exhibit to the registration statement. The following is a summary of certain provisions of the senior indenture and does not purport to be complete. Reference is made to the senior indenture for a complete statement of such provisions. Certain capitalized terms used below are defined in the senior indenture and have the meanings given them in the senior indenture.

General

      The notes will be:

     .  Unsecured general obligations of Dean Foods

     .  Limited to $200 million principal amount

     .  Issued in book-entry form only

      The notes will mature on May 15, 2009.

      The notes will bear interest from May    , 1999, or from the most recent
interest payment date to which interest has been paid or provided for, at the
rate of     % per annum, payable semiannually on May 15 and November 15, beginning November 15, 1999. Interest will be paid to the persons in whose names the notes are registered at the close of business on the preceding May 1 and November 1, respectively.

      Principal and interest will be payable, and the notes will be transferable and exchangeable, at the office or agency of Dean Foods maintained for such purpose in New York, New York. The Registered Global Securities will be exchangeable only in the manner and to the extent set forth under "Book-Entry, Delivery and Form." Except in the case of any Registered Global Security deposited in the Depositary's Same-Day Funds Settlement System, payment of interest may be made at our option by mailing a check to the registered holders of the notes. On the date of this prospectus supplement, the agent for the payment, transfer and exchange of the notes is The Bank of New York. The notes will be issued only in registered form in denominations of $1,000 and any integral multiple thereof.

      The notes are Senior Securities as described in the prospectus, that will be issued under the senior indenture and will constitute a separate series for purposes of the senior indenture which is described more fully in the prospectus. The notes are redeemable prior to their maturity and are not entitled to any sinking fund. The covenants contained in Sections 3.5 and 3.6 of the senior indenture relating to limitations on liens and limitation on sale and lease-back transactions, respectively, and the provisions of Article Ten of the senior indenture relating to defeasance and covenant defeasance will be applicable to the notes.

      The notes will be obligations of Dean Foods exclusively. Because we conduct substantially all of our business through our subsidiaries, our ability to meet our obligations under the notes and our other indebtedness will be dependent on the earnings and cash flow of our subsidiaries and the ability of our subsidiaries to pay dividends and to advance funds to Dean Foods. In addition, our rights and the rights of our creditors and securities holders, including the holders of the notes, to participate in the assets of any subsidiary upon that subsidiary's liquidation or recapitalization will be subject to the prior claims of that subsidiary's creditors, except to the extent that Dean Foods may itself be a creditor with recognized claims against that subsidiary.

      At May 12, 1999, we had approximately $637.3 million aggregate principal amount of outstanding Senior Indebtedness and no outstanding subordinated indebtedness. At May 12, 1999, our subsidiaries had approximately $30.1 million of outstanding indebtedness, approximately $6.5 million of which was guaranteed by Dean Foods and constituted Senior Indebtedness.

Optional Redemption

      We will have the right to redeem the notes at any time, in whole or in part, upon at least 30 days notice mailed to the registered address of each holder of the notes. We will pay a redemption price equal to the greater of
(1) 100% of the principal amount of the notes to be redeemed or (2) the sum of the present values of the Remaining Scheduled Payments discounted on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of the Treasury Rate plus fifteen basis points.

      If we redeem any notes, accrued interest on those notes will be payable to the redemption date.

      "Treasury Rate" means, for any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

      "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of those notes. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by us.

      "Comparable Treasury Price" means, for any redemption date, (1) the average of the Reference Treasury Dealer Quotations for that redemption date after excluding the highest and lowest of those Reference Treasury Dealer Quotations, or (2) if the Trustee obtains fewer than five Reference Dealer Quotations, the average of all the quotations.

      "Reference Treasury Dealer Quotations" means, for each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by that Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding that redemption date.

      "Reference Treasury Dealer" means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated; NationsBanc Montgomery Securities LLC; Chase Securities Inc.; and Goldman, Sachs & Co. and their respective successors. If any of the foregoing shall cease to be a primary U.S. Government securities dealer (a "Primary Treasury Dealer"), we may substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer.

      "Remaining Scheduled Payments" means, for each note to be redeemed, the remaining scheduled payments of principal and interest on that note that would be due after the related redemption date but for that redemption. If that redemption date is not an interest payment date with respect to that note, the amount of the next succeeding scheduled interest payment on that note will be reduced by the amount of interest accrued on that note to the redemption date.

      On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with a paying agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date. If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected by the Trustee by any method as the Trustee shall deem fair and appropriate.

Book-Entry, Delivery and Form

      The notes will be issued in book-entry form in the form of one or more fully registered global securities that will be deposited with The Depository Trust Company, New York, New York or its nominee. This means that we will not issue certificates to each holder. Each global security will be issued to DTC who will keep a computerized record of its participants (for example, your broker) whose clients have purchased notes. The participant will then keep a record of its clients who purchased the notes. Unless it is exchanged in whole or in part for a certificate, a global security may not be transferred; except that DTC, its nominees, and their successors may transfer a global security as a whole to one another.

      Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants. If you are not a participant in DTC you may beneficially own notes held by DTC only through a participant.

      The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

      DTC has provided us the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also records the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participants' accounts. This eliminates the need to exchange certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

      DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a participant. The rules that apply to DTC and its participants are on file with the SEC.

      DTC is owned by a number of its participants and by the New York Stock Exchange, The American Stock Exchange and the National Association of Securities Dealers.

      Any redemption notices will be sent by us directly to DTC, who will in turn inform the direct participants, who will then contact you as a beneficial holder.

      Principal and interest payments will be wired to DTC's nominee. We and the Trustee will treat DTC's nominee as the owner of the global securities for all purposes. Accordingly, we, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities.

      It is DTC's current practice, upon receipt of any payment of principal or interest, to credit participants' accounts on the payment date according to their respective holdings of beneficial interest in the global securities as shown on DTC's record. In addition, it is DTC's current practice to assign any consenting or voting rights to participants whose accounts are credited with notes on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interest in the global securities, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with notes held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the Trustee or us.

      So long as DTC or its nominee is the registered owner of a global security, DTC or that nominee, as the case many be, will be considered the sole owner or holder of the notes represented by that global security for all purposes under the senior indenture. Except as set forth in the next paragraph, owners of a beneficial interest in a global security will not be entitled to have the notes represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the notes under the senior indenture.

      We will issue notes in definitive form in exchange for the global securities if DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days or we determine not to require all of the notes to be represented by a global security.

      If we issue notes in definitive form in exchange for a global security, an owner of a beneficial interest in the global security will be entitled to have notes equal in principal amount to the beneficial interest registered in its name and will be entitled to physical delivery of those notes in definitive form. Notes issued in definitive form will be issued in denominations of $1,000 and any multiple of $1,000 and will be issued in registered form only, without coupons.

      DTC has advised us that its management is aware that some computer applications, systems, and the like for processing data that are dependent upon calendar dates, including dates before, on and after January 1, 2000, may encounter Year 2000 problems. DTC has informed its participants and other members of the financial community that it has developed and is implementing a program so that its systems, as the same relate to the timely payment of distributions (including principal and interest payments) to security holders, book-entry deliveries and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames. However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed its participants and other members of the financial community that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to:

    . impress upon them the importance of such services being Year 2000 compliant; and

    . determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services.

In addition, DTC is in the process of developing contingency plans as it deems appropriate. According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

                                  UNDERWRITING

      Subject to the terms and conditions set forth in an underwriting
agreement, dated May    , 1999, among us and Merrill Lynch, Pierce, Fenner &
Smith Incorporated, NationsBanc Montgomery Securities LLC, Chase Securities Inc. and Goldman, Sachs & Co., as underwriters, we have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase, the principal amount of the notes set forth opposite their names below. The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent and that when such conditions are satisfied the underwriters will be obligated to purchase all of the notes.

                                                                    Principal
Underwriter                                                           Amount
-----------                                                         ---------
Merrill Lynch, Pierce, Fenner & Smith
        Incorporated.............................................. $
NationsBanc Montgomery Securities LLC.............................
Chase Securities Inc..............................................
Goldman, Sachs & Co...............................................
                                                                   ------------
     Total........................................................ $200,000,000
                                                                   ============

      The underwriters have advised us that they propose initially to offer the notes to the public at the public offering price set forth on the cover of this prospectus supplement and to certain dealers at that price less a concession
not in excess of       % of the principal amount. The underwriters may allow,
and those dealers may reallow, a discount not in excess of      % of the
principal amount on sales to certain other dealers. After the initial public offering of the notes, the public offering price, concession and discount may be changed.

      The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that they intend to make a market in the notes, but are not obligated to do so and may discontinue marketmaking at any time without notice. We can give no assurance as to the liquidity of, or any trading market for, the notes.

      In connection with the offering, the underwriters are permitted to engage in certain transactions that stabilize the price of the notes. Such transactions consist of bids or purchases for the purpose of pegging, fixing, or maintaining the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell a greater aggregate principal amount of notes than is set forth on the cover of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

      Neither we nor any underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any underwriter makes any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

      We have agreed to indemnify the several underwriters against, or contribute to payments that the underwriters may be required to make with respect to, certain liabilities, including liabilities under the Securities Act of 1933.

      Each of the underwriters, and certain of their affiliates, have provided, and may continue to provide, investment banking, financial advisory, commercial banking and other services to us and our affiliates and have received, and may continue to receive, customary fees in connection with those services.

      Bank of America National Trust and Savings Association, an affiliate of NationsBanc Montgomery Securities LLC, and The Chase Manhattan Bank, an affiliate of Chase Securities Inc., are lenders under our revolving credit facility. Each of these parties has received and will receive customary fees under the revolving credit facility.

                                 LEGAL MATTERS

      The validity of the notes will be passed upon for us by Kirkland & Ellis, Chicago, Illinois, and for the underwriters by Sidley & Austin, Chicago, Illinois.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $200,000,000


                               DEAN FOODS COMPANY

                               % Senior Notes due 2009


                       ---------------------------------
                             PROSPECTUS SUPPLEMENT

                       ---------------------------------


                              Merrill Lynch & Co.

                     NationsBanc Montgomery Securities LLC

                             Chase Securities Inc.

                              Goldman, Sachs & Co.

                                  May  , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------